Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase to Redeem Four Series of Preferred Stock

Represented By Depositary Shares

New York, March 21, 2024 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) has announced that on April 30, 2024 it will redeem all of the 100,000 outstanding shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U (“Series U Preferred Stock”), and on May 1, 2024 it will redeem all of the 150,000 outstanding shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q (“Series Q Preferred Stock”), all of the 150,000 outstanding shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R (“Series R Preferred Stock”) and all of the 200,000 outstanding shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S (“Series S Preferred Stock”). The shares of Series U Preferred Stock are represented by 1,000,000 depositary shares (CUSIP: 46625HJW1), the shares of Series Q Preferred Stock are represented by 1,500,000 depositary shares (CUSIP: 48124BAC9), the shares of Series R Preferred Stock are represented by 1,500,000 depositary shares (CUSIP: 48126HAA8) and the shares of Series S Preferred Stock are represented by 2,000,000 depositary shares (CUSIP: 46625HJQ4). Each depositary share represents a one-tenth interest in a share of Series U, Series Q, Series R or Series S Preferred Stock, respectively. The redemption price per share for the Series U, Series Q, Series R and Series S Preferred Stock will be $10,000 (equivalent to $1,000 per depositary share).

Payment of the redemption price for the Series U Preferred Stock will be made on the redemption date of April 30, 2024, and payment of the redemption price for the Series Q, Series R and Series S Preferred Stock will be made on the redemption date of May 1, 2024, in each case upon presentation and surrender of the depositary receipts evidencing the depositary shares to be redeemed to Computershare Inc., as Depositary, at 150 Royall Street, Canton, Massachusetts 02021. Depositary shares held in book-entry form shall be surrendered in accordance with applicable procedures of The Depository Trust Company.

April 30, 2024 will be the final dividend payment date for the Series U Preferred Stock and the depositary shares representing the Series U Preferred Stock. The record date for that dividend is April

Investor Contact:	Mikael Grubb 212-270-2479	Media Contact:	Joseph Evangelisti 212-270-7438

1, 2024. In addition, May 1, 2024 will be the final dividend payment date for the Series Q, Series R and Series S Preferred Stock and the depositary shares representing those series of preferred stock. The record date for those dividends is also April 1, 2024.

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.9 trillion in assets and $327.9 billion in stockholders’ equity as of December 31, 2023. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers, predominantly in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Mikael Grubb 212-270-2479	Media Contact:	Joseph Evangelisti 212-270-7438